QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

ARTICLES OF INCORPORATION
OF
BE RESOURCES INC.

        Pursuant to § 7-102-102 and Part 3 of Article 90 of Title 7, Colorado Revised Statutes (C.R.S.), these Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

ARTICLE I

NAME

        The Name of the Corporation is BE Resources Inc. (hereinafter referred to as the "Corporation").

ARTICLE II

DURATION

        The Corporation shall have perpetual existence from and after the filing of these Articles of Incorporation with the Secretary of State and unless the Corporation is dissolved in accordance with applicable law.

ARTICLE III

PRINCIPAL OFFICE

        The principal office of the Corporation shall be located at 107 Hackney Cr., Elephant Butte, NM 87935, and thereafter at such location as the Board of Directors may determine.

ARTICLE IV

PURPOSES

        The nature of the business of the Corporation and the objects, purposes and business thereof proposed to be transacted, promoted or carried on are to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act ("Act").

ARTICLE V

CAPITAL

        A.    Classes of Stock.    The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes which the Corporation shall have authority to issue is 260,000,000 shares, all with no par value. Of that amount, 250,000,000 shares shall be Common Stock and 10,000,000 shares shall be Preferred Stock. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance.

        B.    Common Stock.

        (1)    Dividends.    Dividends in cash, property, or shares of the Corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the Corporation to the extent and in the manner permitted by law.

        (2)    Distribution in Liquidation.    Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of Common Stock. The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

        (3)    Voting Rights; Cumulative Voting.    Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

        C.    Preferred Stock.

        Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the board of directors. The board of directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established as to distinguish the shares thereof from the shares of all other series. The board of directors is also authorized, within limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such other series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such other series, including preferences with respect to any other series of Preferred Stock, in each case, so far as not inconsistent with the provisions of these Articles of Incorporation or the Act as then in effect.

        D.    Denial of Preemptive Rights.    No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed by a board of directors. The number of directors constituting the board of directors shall be fixed in the manner provided in the Bylaws of the Corporation, subject to the limitation that the initial board of directors of the Corporation shall consist of one person. That person shall serve as director of the Corporation until the first annual meeting of shareholders or until his successor shall have been elected and qualified. The name and address of the initial member of the board of directors is as follows:

    David Tognoni
    107 Hackney Cr., Box 684
    Elephant Butte, NM 87935

ARTICLE VII

RIGHT OF DIRECTORS TO CONTRACT WITH CORPORATION

        No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of the directors of the Corporation are directors or officers or are financially interested, shall be either void or voidable solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes or approves such contract or transaction or solely because their votes are counted for such purpose if:

  A.    The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for that purpose without counting the votes or consents of the interested directors; or

  B.    The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

  C.    The contract or transaction is fair and reasonable to the Corporation.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        The board of directors of the Corporation shall have the power to:

        A.    Indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by the Act as presently existing or as hereafter amended.

        B.    Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VIII.

        C.    Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

        The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

CORPORATE OPPORTUNITY

        The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation's board of directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officers, directors or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the right of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

ARTICLE X

VOTING BY SHAREHOLDERS

        Any action required or permitted by Articles 101 to 117 of the Act to be taken at a shareholders' meeting may be taken without a meeting if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.

ARTICLE XI

LIMITATIONS ON DIRECTOR LIABILITY

        To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XII

REGISTERED OFFICE AND REGISTERED AGENT

        The registered office of the Corporation is 1700 Broadway, Suite 2100, Denver, Colorado 80290; the name of the registered agent of the Corporation at such address is David J. Babiarz, Esq.

ARTICLE XIII

INCORPORATOR

        The name and address of the Incorporator is as follows:

    David Tognoni
    107 Hackney Cr., Box 684
    Elephant Butte, NM 87935

ARTICLE XIV

RESTRICTION ON TRANSFER OF SHARES

        The transfer of share of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any share or shares without either:

  A.    The approval of the directors of the Corporation expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a all of the directors; or

  B.    The approval of the holders of at least a majority of the shares of the Corporation entitling the holders thereof to vote in all circumstances (other than a separate class vote of the holders of another class of shares of the Corporation) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.

        The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is David Tognoni, 107 Hackney Cr., Box 684, Elephant Butte, NM 87935.

QuickLinks

  Exhibit 3.1
ARTICLES OF INCORPORATION OF BE RESOURCES INC.
ARTICLE I NAME
ARTICLE II DURATION
ARTICLE III PRINCIPAL OFFICE
ARTICLE IV PURPOSES
ARTICLE V CAPITAL
ARTICLE VI BOARD OF DIRECTORS
ARTICLE VII RIGHT OF DIRECTORS TO CONTRACT WITH CORPORATION
ARTICLE VIII INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
ARTICLE IX CORPORATE OPPORTUNITY
ARTICLE X VOTING BY SHAREHOLDERS
ARTICLE XI LIMITATIONS ON DIRECTOR LIABILITY
ARTICLE XII REGISTERED OFFICE AND REGISTERED AGENT
ARTICLE XIII INCORPORATOR
ARTICLE XIV RESTRICTION ON TRANSFER OF SHARES